                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           Marlton Technologies, Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                Alan I. Goldberg
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ----------------------------------------------------------------------

    5) Total fee paid:

       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

================================================================================
                           MARLTON TECHNOLOGIES, INC.

                                2828 Charter Road
                        Philadelphia, Pennsylvania 19154

                                     -------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 18, 1999

                                     -------

To the Shareholders of MARLTON TECHNOLOGIES, INC.:

         The Annual Meeting of Shareholders of MARLTON TECHNOLOGIES, INC. will be held on Friday, June 18, 1999 at 9:00 a.m. at the Main Conference Room, Sparks Exhibits Building, 2828 Charter Road, Philadelphia, Pennsylvania 19154, for the following purposes:

                 (1) To elect to the Board two directors
                 (2) To transact such other business as may properly come before the meeting or any adjournments thereof

           The close of business on April 23, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

           YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                             By order of the Board of Directors



                                             Alan I. Goldberg
                                             Secretary
Philadelphia, Pennsylvania
April 30, 1999

================================================================================

                           MARLTON TECHNOLOGIES, INC.

                                2828 Charter Road
                        Philadelphia, Pennsylvania 19154


                                   ---------
                                 PROXY STATEMENT
                                   ---------


                         Annual Meeting of Shareholders
                            To Be Held June 18, 1999


                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of MARLTON TECHNOLOGIES, INC. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held June 18, 1999 and at any adjournments thereof (the "Annual Meeting"). If the enclosed Proxy is properly executed and returned, the shares represented will be voted in accordance with the instructions specified by the shareholder. If no instructions are given, those shares will be voted in favor of the nominees for director (with discretionary authority of the proxies to cumulate votes), and in the discretion of the proxies, upon such other business as may properly come before the meeting. Proxies may be revoked at any time prior to being voted, (i) by delivery of written notice to the Company's Secretary, (ii) by submission of a later dated proxy, or (iii) by revoking the proxy and voting in person at the Annual Meeting.

         This Proxy Statement, the enclosed Proxy and the 1998 Annual Report of the Company are first being mailed to the Company's shareholders on or about April 30, 1999.

                                  VOTING RIGHTS

         Only shareholders of record at the close of business on April 23, 1999 (the "Record Date") will be entitled to vote at the meeting. On that date there were outstanding 7,273,765 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"). Each share is entitled to one vote on all matters, except that cumulative voting rights are in effect for the election of directors. Each shareholder may cast as many votes as there are directors to be elected for each share held by him, and may cast his total number of votes for one nominee or divide the total among any number of nominees. The two candidates receiving the greatest number of votes cast will be elected as directors of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting is required to approve any other proposals for which proxies from shareholders are being solicited pursuant to this Proxy Statement. Abstentions will be counted for purposes of determining a quorum but will not be counted otherwise, and broker non-votes on specific matters will not be counted for any purpose.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of the Record Date with respect to (i) those persons known by the Company to be the beneficial owners of 5% or more of the Company's Common Stock, and (ii) each director, nominee, executive officer, and all directors and executive officers of the Company as a group:

                                                               Amount and Nature          Percent
                                                                 of Beneficial              of
            Name and Address of Beneficial Owner                   Ownership              Class (1)
            ------------------------------------              ---------------------        ------
Lawrence Schan
   250 King Manor Drive
   King of Prussia, PA 19406                                       904,600(2)               12.4%
Stanley D. Ginsburg
   50 Belmont Ave., #1014
   Bala Cynwyd, PA 19004                                           740,442(2)               10.2
Ira Ingerman
   1300 Centennial Road
   Narberth, PA 19072                                              735,642(2)               10.1
Lombard Associates (3)
   115 East 62nd Street
   New York, New York, 10021                                       704,126                   9.7
Robert B. Ginsburg
   2828 Charter Road
   Philadelphia, Pennsylvania 19154                                657,029(4)(5)             8.4
Alan I. Goldberg
   2828 Charter Road
   Philadelphia, Pennsylvania 19154                                656,592(5)(6)             8.4
Tsubasa System Co. Ltd. ("Tsubasa")
   Tachibana Annex Building
   2-25-14 Kameido, Koto-Ku
   Tokyo, Japan 136                                                500,000(7)                6.9
Fred Cohen                                                         150,093(8)                2.1
E.D. Costantini, Jr.                                               143,416(9)                2.0
Dr. William F. Hamilton                                            104,002(10)               1.4
Seymour Hernes                                                      83,672(11)               1.1
Jeffrey Harrow                                                      17,398(12)                .2
All directors and executive officers as a group (7 persons)      1,812,202(4,5,6,8,9,       21.2
_____________                                                              10,11,12)

(1) Percent of class has been computed on the basis of the number of shares of Common Stock outstanding as of the Record Date, plus for any shareholder or shareholder group, the number of shares which would be outstanding if that shareholder or shareholder group exercised all stock options and conversion rights exercisable within 60 days after the Record Date.
(2) 1,809,000 of these shares of Common Stock are held by the DMS Store Fixtures Shareholders Trust ("Trust") described below. 452,250 shares were contributed by Mr. S. Ginsburg, 452,250 shares were contributed by Mr. Ingerman and 904,500 were contributed by Mr. Schan. By virtue of provisions of the Trust, Messrs. Ginsburg, Ingerman and Schan have shared voting power with respect to the 1,809,000 shares held by the Trust. In addition, Mr. Ginsburg directly owns 288,192 shares of Common Stock, Mr. Ingerman directly owns 283,392 shares of Common Stock and Mr. Schan directly owns 100 shares of Common Stock. Also, Mr. Ingerman has sole voting power over 171,900 shares held by him as custodian under the DMS Employee Shareholders Agreement described below. As a result of the foregoing, Mr. Ginsburg may be deemed to beneficially own 2,097,192 shares (28.8% of the shares of Common Stock outstanding); Mr. Ingerman may be deemed to beneficially own 2,264,292 shares (31.1% of the shares of Common Stock outstanding); Mr. Schan may be deemed to beneficially own 1,809,100 shares (24.9% of the shares of Common Stock outstanding) and the Trust may be deemed to beneficially own 1,809,000 shares (24.9% of the shares of Common Stock outstanding). These individuals collectively may be deemed to beneficially own 2,552,584 shares (35.1% of the shares of Common Stock outstanding). Of the shares beneficially owed by these individuals, Mr. Ginsburg has sole voting power with respect to 288,192 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 740,442 shares; Mr. Ingerman has sole voting power with respect to 455,292 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 735,642 shares; Mr. Schan has sole voting power with respect to 100 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 904,600 shares; and the Trust has sole voting power with respect to 1,809,000 shares.
(3) Lombard Associates is a sole proprietorship owned by Charles P. Stetson, Jr.
(4) Includes an aggregate of 573,577 shares which Mr. Ginsburg may acquire within 60 days after the Record Date upon the exercise of outstanding stock options and conversion rights.
(5) Does not include for each of Messrs. Goldberg and Ginsburg 83,041 shares held by the Company's 401k Plan for the benefit of Company employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for the direct benefit of each as a participant in such plan.
(6) Includes an aggregate of 554,222 shares which Mr. Goldberg may acquire within 60 days after the Record Date upon the exercise of outstanding stock options and conversion rights.
(7) On January 22, 1996, in connection with a restructured joint venture with the Company, Tsubasa received 500,000 unregistered shares and the waiver by the Company of all future royalties from Sparks Japan, in consideration of a Tsubasa $3,000,000 investment in the Company.
(8) 89,713 of these shares are held in trust for the benefit of the children of Mr. Cohen and an additional 14,500 shares and an aggregate of 400 shares are held directly by his wife and children, respectively. Mr. Cohen disclaims beneficial ownership of such shares. Includes an aggregate of 40,000 shares which Mr. Cohen may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(9) Includes an aggregate of 10,000 shares which Mr. Costantini may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(10) Includes an aggregate of 52,398 shares which Dr. Hamilton may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(11) Includes an aggregate of 1,500 shares held directly by his wife. Mr. Hernes disclaims beneficial ownership of such shares. Also includes an aggregate of 51,199 shares which Mr. Hernes may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(12) Includes an aggregate of 12,398 shares which Mr. Harrow may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.

      DMS Store Fixtures Shareholders Trust ("Trust")
      -----------------------------------------------

         On December 31, 1997, the Trust received 1,809,000 shares of Common Stock as a result of the acquisition by the Company of DMS Store Fixtures, Inc. (904,500 shares of Common Stock by Mr. Schan and 452,250 shares of Common Stock by each of Messrs. Ingerman and S. Ginsburg). The foregoing table allocates beneficial ownership of these shares to these individuals in the amounts contributed to the Trust by them, respectively. Messrs. Schan, Ingerman and S. Ginsburg are collectively referred to as the "DMS Principals". The DMS Principals will contribute any additional stock consideration (up to 250,000 shares of Common Stock) to be received in connection with the acquisition to the Trust. The Trust has a term expiring March 31, 2003. The Trust was established pursuant to the DMS Store Fixtures Shareholders Trust Agreement (the "Trust Agreement"). The Trust provides that each of the DMS Principals will be vested in the shares he contributed to the Trust in five equal annual increments. In the event that any DMS Principal were to cease being employed by the Company without the consent of the Company or were to be terminated by the Company for cause (as defined in the Trust Agreement), prior to December 31, 2002, such person will be entitled to receive only those shares that have vested at that time, and all unvested shares of Common Stock will be divided pro rata among the remaining DMS Principals. Prior to vesting, the DMS Principals may not sell, transfer or otherwise convey the Common Stock that they contributed to the Trust; however, vested shares may be distributed to the DMS Principal who contributed such shares and be transferred by such DMS Principal upon his request and with the consent of the other DMS Principals who have beneficial ownership in the Trust at the time of the request. The Common Stock held in the Trust will be voted by the unanimous consent of the DMS Principals who have a beneficial ownership in the Trust at the time of the vote. Mr. Ingerman, as trustee under the Trust, will vote the shares held by the Trust in the manner agreed upon by the DMS Principals, or, in the absence of unanimous agreement as to how to vote, will abstain from voting the shares held by the Trust. The Trust will terminate prior to the expiration of its term in the event that (i) the Company and each of the DMS Principals then employed by DMS agree to terminate the Trust or (ii) the Company ceases to exist pursuant to a merger, consolidation, recapitalization, reorganization or dissolution. The Trust provides that each of the DMS Principals will have the right to receive his allocable share of the stock consideration and any additional stock consideration upon the dissolution of the Trust provided that such DMS Principal remains (with certain permitted exceptions such as death or disability or termination of employment without cause) an employee of the Company as of the date of such dissolution. The duration and vesting terms of the Trust may only be amended by the DMS Principals with the Company's prior written consent.

         DMS Employee Shareholders Agreement
         -----------------------------------

         In contemplation of the acquisition of DMS Store Fixtures, Inc. by the Company, certain employees of DMS Store Fixtures, Inc. (the "DMS Employees") received 171,900 shares of the Company's Common Stock (the "DMS Employee Shares") in exchange for shares of DMS Store Fixtures, Inc. that they received as a bonus prior to the acquisition. Each of the DMS Employees entered into the Shareholders Agreement pursuant to which Mr. Ingerman serves as custodian of the DMS Employee Shares and has been granted a proxy to vote the DMS Employee Shares. The Shareholders Agreement will be in effect until March 31, 2003. Under the Shareholders Agreement, the DMS Employees will be vested in their shares, if they remain employed by DMS

Store Fixtures Corp. ("New DMS") at the expiration of the term of the Shareholders Agreement (with certain permitted exceptions such as death or disability or termination of employment without cause, as defined in the Shareholders Agreement) and the performance targets (the "Performance Targets") are met. In the event that any of the DMS Employees were to cease being employed by New DMS without the consent of New DMS or were to be terminated by New DMS for cause, as defined in the Shareholders Agreement, prior to the expiration of the term of the Shareholders Agreement, all unvested shares allocable to those DMS Employees will not vest and will be forfeited. Additionally, if the Performance Targets are not met, the DMS Employees unvested shares will be forfeited. Under the Performance Targets, all of the shares will vest if the increase in gross revenue for the year ending December 31, 2002 of New DMS is at least $15,000,000 greater than the gross revenue of DMS Store Fixtures, Inc. for the year ended December 31, 1997. If the increase in gross revenue for the same period is greater than $11,000,000 but less than $15,000,000, a percentage of the shares will vest, as detailed in the Shareholders Agreement. At the termination of the Shareholders Agreement, all of the forfeited shares will be allocated in the following manner: (i) if the Performance Targets are met, all of the forfeited shares will be allocated to the DMS Principals and the DMS Employees, pro rata in proportion to the stock consideration received by such person and (ii) if the Performance Targets are not met, all of the forfeited shares will be allocated among the DMS Principals in proportion to the stock consideration received by such persons. The custodian has the discretion at any time to reduce or eliminate the Performance Targets in his sole discretion. None of the 171,900 shares subject to the Shareholders Agreement have been included in the beneficial ownership of Messrs. Schan, Ingerman or S. Ginsburg set forth in the preceding table.

                              ELECTION OF DIRECTORS

         The Board is divided into three classes of directors. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three year term. In accordance with the Company's Restated Certificate of Incorporation and By-Laws, the Board by resolution has fixed the total number of directors at six. Robert B. Ginsburg and Jeffrey Harrow have been designated by the Board as its nominees for election as directors at the Annual Meeting, to serve for the term expiring in 2002. Since only two nominees are to be elected, proxies cannot be voted for more than two individuals.

         The Company has no reason to believe that a nominee will be disqualified or unable or unwilling to serve if elected. However, if a nominee should become unavailable for any reason, proxies may be voted for another person nominated by the Board to fill the vacancy. Following is certain information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                                                                                  Director
                           Name                                  Age                Since
                           ----                                  ---                -----

              Nominees for Three-Year Term:

              Robert B. Ginsburg . . . . . . . . . . . . .       45                 1990
              Jeffrey Harrow . . . . . . . . . . . . . . .       42                 1998

              Directors Continuing in Office until 2000 Annual Meeting:

              Alan I. Goldberg . . . . . . . . . . . . . .       47                 1991
              Seymour Hernes . .  . . . . . . . . . . . ..       72                 1968

              Director Continuing in Office until 2001 Annual Meeting:
              Fred Cohen . . . . . . . . . . . . . . . . .       71                 1966
              Dr. William F. Hamilton . . . . . . . . . ..       59                 1988

           Robert B. Ginsburg has served as an officer of the Company since August 1990 and is currently Chief Executive Officer and President of the Company. Mr. Ginsburg is a Certified Public Accountant. From 1985 to August 1990, Mr. Ginsburg was actively involved in the development and management of business opportunities, including the acquisition of manufacturing companies, investment in venture capital situations and the provision of finance and management consulting services as a principal of Omnivest Ventures, Inc.

           Jeffrey Harrow served as the President and Chief Executive Officer of Travel One, Inc. from 1982 until the company was sold to American Express Company in November 1998. Since November 1998, Mr. Harrow has served as Vice President of American Express One. Both of such companies provide corporate and group travel services.

           Alan I. Goldberg has served as an officer of the Company since August 1990 and is currently Executive Officer and Secretary of the Company. Mr. Goldberg is a corporate attorney. From April 1987 through August 1990 he was involved in venture capital investments and business acquisitions as a principal of Omnivest Ventures, Inc.

           Seymour Hernes served as the Company's Executive Vice President from March 1973 until December 1990, and has served as Vice Chairman of the Board since January 1991.

           Fred Cohen, a founder of the Company, served as the Company's Chief Executive Officer from May 1966 until December 1990, and has served as Chairman of the Board since May 1966.

           Dr. William F. Hamilton has been Director of the Management and Technology Program and Landau Professor of Management and Technology in the Wharton School and the School of Engineering and Applied Science at the University of Pennsylvania since 1978. Dr. Hamilton serves as a director of Hunt Manufacturing Company (NYSE), Centocor, Inc. (NASDAQ), Neose Technologies, Inc. (NASDAQ) and Digital Lightwave, Inc. (NASDAQ).

           Messrs. Ginsburg and Goldberg have employment agreements with the Company which require the Company and the Board to use their best efforts to cause them to be elected as directors for a term equal to the term of their employment agreements.

           Section 16(a) Beneficial Ownership Reporting Compliance
           -------------------------------------------------------

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, the American Stock Exchange, and the Company. Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no Forms 5 were required, the Company believes that for 1998, the Company's directors, officers and greater than 10% beneficial owners complied with all
Section 16(a) filing requirement, except each of Messrs. Costantini, Ginsburg, Goldberg and Hernes reported one transaction during 1998 for which the required Form 4 was not filed on a timely basis.

            MEETINGS OF THE BOARD AND COMMITTEES, ATTENDANCE AND FEES

           Three meetings of the Board were held during 1998. All meetings were attended by all of the directors who were in office at the time.

           Directors not employed by the Company receive (i) a cash annual retainer of $10,000 (or at the director's election, options as provided below),
(ii) a fee of $1,000 for each Board meeting attended in person, $250 for participation by telephone, and (iii) a stock option award of 10,000 shares at the then current fair market value, vesting over a one year period of service as a director, and expiring after a period of five years. Directors employed by the Company receive no additional compensation for their services as directors of the Company. Members of the Audit and Compensation Committee who are not employees of the Company receive a fee of $500 for each committee meeting attended, except no fee is payable if such meetings are scheduled immediately before or after a Board meeting. In lieu of all or any of the cash annual retainer, a director may elect to receive stock options with an exercise price equal to 33-1/3% of the fair market value on the date of the option grant, so that the aggregate discount on all such options equals the amount of the cash retainer foregone by the director. These options vest over a one year period of service as a director and expire after a period of five years.

           The Audit Committee's functions include the recommendation to the full Board of the engagement of the Company's independent public accountants, the review with the chief financial officer of the Company and the Company's independent public accountants of the scope and results of the audit and other activities performed by the independent public accountants for the Company, and inquiries into special accounting or related matters. This committee was established in April 1985. One formal meeting was held during the last fiscal year by this committee, and substantially all committee functions were covered at meetings attended by the full Board. This committee currently consists of Messrs. Cohen and Hamilton.

           The Company has a Compensation Committee which is appointed by the Board and currently consists of Messrs. Cohen, Hamilton and Hernes. The primary functions of this committee are to review and determine executive compensation, and to administer the Company's 1984 Incentive Stock Option Plan, the Non-Qualified Stock Option Plan, the Directors and Consultants Stock Option Plan, the 1990 Stock Option Plans, and the 1992 Employee Stock Plan. Subject to the provisions of each plan, the committee prescribes the number of shares and terms of each option and stock grant, and interprets and makes all other determinations for the administration of each plan. Although no formal meetings were held during the last fiscal year, all decisions during the fiscal year were made by written resolutions, in lieu of meetings, consented to by each member of the committee, or by telephone discussions among committee members.

         The Company does not have any nominating committee of the Board, nor committee performing similar functions.

                       EXECUTIVE OFFICERS AND COMPENSATION

         The following Summary Compensation Table sets forth the aggregate amounts paid or accrued by the Company and its subsidiaries during the last three fiscal years to its Chief Executive Officer and to each of the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                                    Annual Compensation              Long Term Compensation
                               ------------------------------    --------------------------------

                                                      Other
                                                     Annual    Restricted  Securities             All Other
                                                     Compen-     Stock     Underlying     LTIP     Compen-
Name and                        Salary     Bonus     sation      Awards     Options/    Payouts     sation
Principal Position      Year      ($)       ($)        ($)        ($)       SARs (#)      ($)      ($) (1)
------------------      ----      ---       ---        ---        ---       --------      ---      -------
Robert B. Ginsburg      1998     200,000   225,000      -          -          80,000        -        2,350
   President & CEO      1997     145,000   165,681      -          -          20,000        -        2,350
                        1996     145,000   152,000      -          -               -        -        1,000
Alan I. Goldberg        1998     150,000   202,500      -          -          59,000        -        4,000
  Executive Officer     1997     100,000   165,681      -          -          20,000        -        3,000
  & Secretary           1996     100,000   152,000      -          -               -        -        1,000
E. D. Costantini, Jr.   1998     110,000   100,000      -          -          10,000        -        2,350
  CFO & Treasurer       1997     100,000   123,646      -          -               -        -        3,000
                        1996     100,000    89,560      -          -          60,000        -        1,000
Lawrence Schan          1998     250,000   250,000      -          -               -        -          750
  President and COO
   Of DMS

-----------------------

(1) Consists solely of reimbursement of life insurance premiums and up to $1,000 per year per individual for Company matching 401K Plan contributions in the form of restricted Common Stock, which Plan is available to all non-union employees of the Company.

                                    Option/SAR Grants in Last Fiscal Year
                              Individual Grants
                       -------------------------------- ----------- -------------
                                                                                   Potential Realizable Value
                         Number of       % of Total                                      Assumed Annual
                         Securities     Options/SARs     Exercise                     Rates of Stock Price
                         Underlying      Granted to      or Base                          Appreciation
                        Options/SARs    Employees in      Price     Expiration           For Option Term
                                                                                  -----------------------------
         Name              Granted       Fiscal Year      ($/Sh)        Date         5% ($)         10% ($)
         ----              -------       -----------      ------        ----         ------         -------
Robert B. Ginsburg         80,000           16.8          4.875       1/15/08        245,269        621,560
Alan I. Goldberg           59,000           12.4          4.875       1/15/08        180,886        458,400
E. D. Costantini, Jr.      10,000             2.1          4.13       1/15/04        11,410         25,214

----------------------

(1) Options vest at the rate of 1,667 per month for Mr. Ginsburg and 1,230 per month for Mr. Goldberg, in each case based on continued employment.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                                               Number of
                                                                              Securities               Value of
                                                                              Underlying             Unexercised
                                                                              Unexercised            In-the Money
                                                                              Options/SAR          Options/SARs at
                                                                              FY-End (#)              FY-End ($)
                               Shares Acquired                               Exercisable/            Exercisable/
            Name               on Exercise (#)     Value Realized ($)        Unexercisable           Unexercisable
            ----               ---------------     ------------------        -------------           -------------
Robert B. Ginsburg                  30,000               95,550             566,909/61,663           1,279,644/0
Alan I. Goldberg                    37,800               120,393            549,302/45,470           1,247,324/0
E. D. Costantini, Jr.              127,500               375,000               10,000/0                  0/0

------------------

         Pursuant to amended employment agreements dated January 2, 1998 and expiring December 31, 2002, Mr. Ginsburg is employed as the Company's President and Chief Executive Officer at a base salary of $200,000 per year, and Mr. Goldberg is employed as the Company's Executive Officer and Secretary at a base salary of $150,000 per year, in each case with annual increases of 3%. Mr. Ginsburg receives an annual bonus ranging (i ) from 1% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 5%, (ii) to 7% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 25%. Mr. Goldberg receives an annual bonus ranging (i) from .9% in 1998 (.8% in 1999 and
 .75% thereafter) of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 5%, to (ii) 6.3% in 1998 (5.6% in 1999 and 5.25% thereafter) of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 25%.

         Edmond D. Costantini, Jr., age 44, has served as an officer of the Company since January 1991 and is currently Chief Financial Officer and Treasurer of the Company. Mr. Costantini is a Certified Public Accountant, and was involved in the commercial vehicle and equipment leasing industry from 1980 through May 1990 in various capacities, including founder and President/Chief Financial Officer of Hansen Leasing Corporation.

         For 1998 Mr. Costantini received a base salary of $110,000 per year, plus an annual bonus ranging (i) from $12,500 if the Company's annual earnings per share increased over the prior year by at least 7.5%, (ii) to $120,000 if the Company's annual earnings per share increased over the prior year by at least 35%. Mr. Costantini also received 10,000 stock options on December 31, 1998, with an exercise price equal to the then current market value and expiring after a period of five years, based on his continued employment through December 31, 1998. The Company and Mr. Costantini are currently negotiating a new compensation plan for Mr. Costantini for the period commencing January 1, 1999.

         Lawrence Schan, age 51, has served as the President and Chief Operating Officer of DMS Store Fixtures, which was acquired by the Company in December 1997, for a period of over five years. DMS provides store fixtures and point-of-purchase displays to national retailers. Mr. Schan's Employment Agreement is for a term of five years commencing December 31, 1997 and provides for him to receive an annual base salary of $250,000 plus incentive bonus payments based on the achievement by DMS of certain levels of pre-tax profit (calculated after subtracting out the bonus), ranging from a $10,000 bonus upon the achievement of a minimum of $120,000 in pre-tax profit to a maximum bonus of $250,000 upon the achievement of pre-tax profit of $1,800,000.

         In the event of termination of Messrs. Ginsburg's or Goldberg's employment without cause by the Company, each is entitled to all compensation payable under his respective employment agreement over the remaining term and the economic benefit of all stock options as if his employment agreement were not terminated.

             Compensation Committee Report on Executive Compensation
             -------------------------------------------------------

        The Compensation Committee of the Board of Directors, composed of three of the Company's non-employee directors, reviews and recommends to the Board executive compensation and administers the Company's stock option and award plans. The objective of the Company's compensation program is to build shareholder value by attracting and retaining key executives. The Committee establishes compensation programs which it believes are reasonable and competitive with similarly situated companies. The components of the Company's executive compensation program are base salary, bonus plans and stock options and awards.

        Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. Base salary is specified in employment agreements ranging up to 5 years in duration and is subject to review at the end of the contract term. Salaries may also be reviewed and increased during the term at the discretion of the Board. For 1998, the base salaries of the Company's Chief Executive Officer, Executive Officer and Chief Financial Officer were increased as described above under the heading "Executive Officers and Compensation".

        Bonus Plans. The Company establishes bonus plans intended to encourage improved operating and financial results. Bonus plans are specified in employment agreements ranging up to 5 years in duration and are subject to review at the end of the contract term. The 1998 objectives for all executive officers under their bonus plans were based on the Company's operating and financial results measured by the Company's or its subsidiaries' income. The Chief Executive Officer's 1998 plan was linked to operating and financial results by providing for a bonus basis on the Company's annual earnings per share increase in 1998 over 1997.

        Stock Options and Awards. The long-term component of the Company's incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock awards. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Company's business so that the shareholders' investment will grow in value over time. The Committee's policy has been to base individual awards on an evaluation of an executive's performance and the overall performance of the Company. The Committee may also consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. The 80,000, 59,000 and 10,000 stock options granted to the Company's Chief Executive Officer, Executive Officer and Chief Financial Officer, respectively, in 1998 reflected these policies and, as in the case of other executive officers, the results of the Committee's review of their performance and the overall performance of the Company.

        Tax Deductibility. With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Company does not expect to have any amount of compensation exceeding the $1 million annual limitation.

                                             Dr. William F. Hamilton - Chairman
                                             Fred Cohen
                                             Seymour Hernes

           Compensation Committee Interlocks and Insider Participation
           -----------------------------------------------------------

         For 1998, Messrs. Cohen, Hamilton and Hernes served as the Compensation Committee of the Board of Directors. Messrs. Cohen and Hernes were employees of the Company prior to December 31, 1990.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return on the Company's Common Stock on a yearly basis over the five-year period ended December 31, 1998 and compares this return with (i) the American Stock Exchange Market Value Index and (ii) the 70 public companies listed in the Company's Standard Industrial Code 7389 - Business Services Not Elsewhere Classified. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.




                                [OBJECT OMITTED]




                                       1993         1994       1995        1996        1997        1998
                                       ----         ----       ----        ----        ----        ----
Marlton Technologies, Inc.            100.00        56.00      84.00      248.00      384.00      264.00
SIC Code                              100.00       102.29     130.03      149.04      156.05      115.94
American Stock Exchange Index         100.00        88.33     113.86      120.15      144.57      142.61

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         DMS Store Fixtures, a Company subsidiary, leases its principal offices in King of Prussia, Pennsylvania from Ingerman-Ginsburg Partnership, a general partnership whose partners are Stanley Ginsburg and Ira Ingerman, pursuant to a Lease Agreement, dated March, 1984, as amended as of January 1, 1992, January 1, 1995 and July 1, 1996 (collectively, the "Lease"). The premises leased by DMS consist of 60,000 square feet of rentable space and constitutes one-half of the total rentable square feet of a building owned by Ingerman-Ginsburg Partnership. The other half of the building is occupied by a third party unrelated to either DMS, or Messrs. Ginsburg or Ingerman. DMS pays rent in the amount of $3.00 per square foot (triple net); provided that, in the event that the rental with respect to the portion of the building rented to the unrelated third party is increased after June 30, 1999 to more than $3.00 per square foot (triple net), the rental paid by DMS will automatically be increased to that amount, with a maximum of $4.00 per square foot. The term of the Lease expires on December 31, 2002, subject to a five-year renewal option at a rental equal to fair market value. Messrs Stanley Ginsburg and Ira Ingerman are listed under Security Ownership as 5% or more beneficial owners of the Company's Common Stock, and Stanley Ginsburg is the father of Robert B. Ginsburg, the President and CEO of the Company.

         Robert Ginsburg, the Company's President, CEO and a director, had an outstanding loan from the Company during 1998 in the maximum aggregate principal amount of $75,000. The principal amount outstanding at April 23, 1999 was $50,000.
This loan bears interest at the rate of 6% per annum, which is paid quarterly.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has selected the firm of PricewaterhouseCoopers as the Company's independent public accountants for 1999. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         In order for proposals of shareholders to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting, such proposals must be received by the Secretary of the Company not later than December 30, 1999.

         The Board knows of no other business to be transacted, but if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying form of proxy will vote upon such matters in accordance with their best judgment.

         The cost of soliciting proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals and the Company may reimburse them for their expenses. In addition to solicitation by mail, officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telegraph and personally. Additionally, the Company may retain the services of an independent solicitor to aid in the solicitation of proxies, for a fee (not anticipated to exceed $7,500) plus out-of-pocket costs and expenses.

         A copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, for the year ended December 31, 1998 may be obtained without charge by writing to Marlton Technologies, Inc., 2828 Charter Road, Philadelphia, Pennsylvania 19154, Attention: Alan I. Goldberg, Secretary.

                           MARLTON TECHNOLOGIES, INC.
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS JUNE 18, 1999
        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         Revoking any such prior appointment, the undersigned hereby appoints Robert B. Ginsburg and Alan I. Goldberg, and each of them, attorneys and agents, with power of substitution, to vote as proxy for the undersigned, as herein stated, at the Annual Meeting of Shareholders of Marlton Technologies, Inc., to be held, on June 18, 1999, at 9:00 A.M. at the Main Conference Room, Sparks Exhibits Building, 2828 Charter Road, Philadelphia, Pennsylvania, and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.


                  (To be continued and signed on reverse side.)


_X__ Please mark your
          votes as in this
          example.

1.  Election of Directors     For      Withheld   Nominees:    Robert B. Ginsburg    THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                              ____       ____                  Jeffrey Harrow        VOTED IN THE MANNER DIRECTED HEREIN BY THE
                                                                                     UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
                                                                                     MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE
                                                                                     NOMINEES FOR THE ELECTION OF DIRECTORS (WITH
                                                                                     DISCRETIONARY AUTHORITY OF THE PROXIES TO
                                                                                     CUMULATE VOTES).

                                                                                     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF
For, except vote withheld from the following                                         A COPY OF THE THE NOTICE OF MEETING AND PROXY
                                                                                     STATEMENT RELATED TO SUCH ANNUAL MEETING.

nominee(s):                                                                          In their discretion, the Proxies are authorized
______________________________________                                               to vote upon such other business as may
                                                                                     properly come before the Meeting, including
                                                                                     without limitation any matters which the Board
                                                                                     of Directors did not have notice of a
                                                                                     reasonable time before the mailing of these
                                                                                     proxy materials.

SIGNATURE__________________________  DATE _______, 1999   SIGNATURE ______________________________ DATE _______, 1999
                                                                         IF HELD JOINTLY


NOTE:  Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such.  If signer is a corporation, execute in full corporate name by authorized officer.  If shares are held in the name of two or more persons, all should sign.